November 14, 2005
BY EFILE
The Honorable William B. Chandler, III
Court of Chancery
34 The Circle
Georgetown, Delaware 19947

Re:	Liberation Investments, L.P. v. Bally Total Fitness Holding Corporation, C.A. No. 1779-N

Dear Chancellor Chandler:
     I write on behalf of defendant Bally Total Fitness Holding Corporation (“Bally” or the “Company”) in opposition to plaintiffs’ motion for expedited proceedings in this action brought pursuant to 8 Del. C. § 220 (“Section 220”). Plaintiffs filed the action after rejecting Bally’s reasonable offer — an offer that they fail to disclose to the Court — to provide a substantial portion, but not all, of the documents requested in their overly broad demand. As set forth in more detail below, plaintiffs seek a trial in this action this week. While Section 220 contemplates a summary proceeding, there is no basis for the emergency proceeding that plaintiffs have requested. Indeed, to the extent there is any emergency, it is an emergency of plaintiffs’ own making. Accordingly, the Court should set a more typical schedule, with a trial at least thirty days from now.
The Parties
     Defendant Bally is a Delaware corporation with its principal place of business in Chicago, Illinois. Bally is the largest and only nationwide commercial operator of fitness centers, with approximately four million members and 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean.
     Bally is currently in the process of restating its financial statements for each of its reporting periods commencing January 1, 2000 through March 31, 2004. On September 19, 2005, Bally announced that it expected to complete its multi-year audit and file its financial statements by November 30, 2005.

The Honorable William B. Chandler, III
November 14, 2005

     Plaintiffs Liberation Investments, L.P. and Liberation Investments, Ltd. (together, “Liberation”) are private investment funds that hold approximately 12% of the outstanding stock of the Company. The principal of Liberation is Emanuel Pearlman. Mr. Pearlman served as a financial advisor to the Company and received millions of dollars in fees from the Company for such services from 1992 through 2002. Mr. Pearlman was involved in certain of the transactions underlying the restatements of Bally’s financial statements.
     One of the investors in Liberation is Mr. Pearlman’s close personal friend, Lee Hillman. Mr. Hillman is currently president and chief executive officer of Liberation Investment Advisory Group. Mr. Hillman was chief executive officer of the Company from 1996 to 2002 and, for certain periods during that time, its chairman. Mr. Hillman was responsible for retaining Mr. Pearlman as a financial advisor to Bally. In connection with an independent investigation into certain accounting issues led by Herbert F. Janick (a partner in the law firm of Bingham McCutchen LLP and a former senior member of the Securities and Exchange Commission Enforcement Division), the Company’s audit committee characterized Mr. Hillman as responsible for “creating a culture within the accounting and finance groups that encouraged aggressive accounting” which has led to the current restatements at issue.
     Notwithstanding the involvement of Liberation’s representatives in creating the culture of aggressive accounting at Bally and notwithstanding the fact that Bally’s current management has worked assiduously with its new auditors to try to undo the damage that resulted from that culture, Liberation has waged a public relations campaign against Bally’s current management since buying a large stake in the Company a little over one year ago and privately expressing support for management at that time. That campaign has taken the guise of various stockholder proposals, requests for board representation, the filing of an action to compel an annual meeting pursuant to 8 Del. C. § 211 and repeated threats to launch a proxy contest. Liberation’s repeated demands, inquiries, lawsuits and threats of lawsuits — most of which have been quickly withdrawn upon some compromise that could have been more reasonably negotiated — have diverted (and continue to divert) Bally’s management and its advisors from focusing their full attention on the completion of the financial statements. This action is merely one of the latest steps in that process.1

[1]	The latest step is a letter which Liberation sent to the Bally board on November 11, 2005, a copy of which is attached hereto as Exhibit A. In that letter, Mr. Pearlman states that “we have read in recent press articles that the directors and management of Bally have been engaged in discussions with third parties concerning the possible sale of either the Company or a substantial minority stake in it. If the Board continues to pursue a transaction, it must do so only
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The Honorable William B. Chandler, III
November 14, 2005

Background
     After years of working closely with Mr. Hillman as Bally’s de facto investment advisor, Mr. Pearlman left Bally’s employ shortly after Mr. Hillman “resigned” from Bally in 2002. Thereafter, in July 2004, the Company agreed to redeem its stockholder rights plan as part of a settlement with Liberation and another stockholder regarding Liberation’s threatened proxy fight. In connection with such redemption, and with the approval of Liberation, the Company adopted a rights plan policy, pursuant to which the adoption of any new rights plan requires stockholder approval. However, the policy permits — consistent with the agreement with Liberation — the independent directors to act on their own to reinstate a rights plan as long as such rights plan is subsequently submitted to a binding stockholder vote within nine months.
     On October 18, 2005, the Company announced that its independent directors implemented a short-term stockholder rights plan designed to preserve the rights of all stockholders and to ensure that investors realize the long-term value of their investment in Bally. The Bally board had been discussing the rights plan with its advisors for some time and approved its adoption subject to obtaining consent from the Company’s lenders, which was subsequently obtained. The rights plan was adopted in light of the significant accumulations of shares in recent months, and was not a response to any proposed takeover or other transaction. Under the Company’s rights plan policy, the rights plan will expire if it is not approved by stockholders prior to July 15, 2006.

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through a transparent auction process…. We urge you to take your fiduciary duties seriously.…” The letter is ironic in several respects. First, the Bally board does not need lessons in fiduciary duties from Liberation, whose representatives created the culture of aggressive accounting which is the basis for Bally’s persistent accounting problems. Nor does it need lessons from Mr. Pearlman, who has never served on the board of directors of a public company. Rather, it will rely upon its legal advisors. Second, Liberation’s reaction to articles in the press is curious in light of the fact that articles regarding Bally consistently contain inaccurate information provided to reporters by Mr. Pearlman. Finally, Liberation’s plea for a transparent auction process is a textbook example of the concept of “Do what I say, not what I do.” Several months ago, Mr. Pearlman suggested to the Company that it sell — without mentioning an auction — a significant and controlling equity stake, offering to have Liberation lead the investor group. Moreover, approximately three years ago when they were still affiliated with Bally, Messrs. Hillman and Pearlman attempted to negotiate — without an auction — the sale of the Company to HealthSouth. Mr. Hillman and his associates would have received cash for their stock options in Bally while the stockholders would have received the soon-to-be worthless shares of HealthSouth stock.

The Honorable William B. Chandler, III
November 14, 2005

     Following the announcement of the adoption of the rights plan, Liberation and its counsel praised the rights plan as an appropriate measure to deter a takeover of Bally at an inadequate price. Yet Liberation objected to one aspect of the definition of “beneficial owner” in the rights plan which would, in effect, prevent agreements among significant stockholders with respect to the acquisition, voting or disposition of Bally stock. Liberation inaccurately (but colorfully) describes the provision as a “Management Protection Provision”. Liberation ignores, however, the fact that such a provision is found in virtually every rights plan adopted by a public corporation (including Bally’s prior rights plan and those rights plans upheld by the Delaware Supreme Court in Moran v. Household International, Inc., 500 A.2d 1346 (Del. 1985) and Leonard Loventhal Account v. Hilton Hotels Corporation, 780 A.2d 245 (Del. 2001)). Liberation also ignores the fact that the provision is consistent with the definition of “owner” in Section 203 of the Delaware General Corporation Law. See 8 Del. C. § 203(c)(9). The Delaware courts and the Delaware legislature have clearly identified the potential risks associated with agreements among significant stockholders with respect to the acquisition, voting or disposition of stock.
     In addition, the complaint alleges that the rights plan “prevents stockholders who would collectively hold more than 15% of the Company’s stock from banding together and running a joint proxy statement.” (Comp. ¶ 3). As Bally has informed Liberation, that contention is legally inaccurate. Nothing in the rights plan would prevent, for example, a Liberation representative from serving on a slate proposed by another significant stockholder, or vice versa. What would trigger the rights plan and the prohibitions on business combinations set forth in Section 203, however, is an agreement between Liberation and another significant stockholder (collectively holding more than 15%) with respect to the voting, acquisition or disposition of shares of Bally common stock. As was pointed out to Liberation, the validity of such an effect was upheld by the Delaware courts in Moran and Stahl v. Apple Bancorp, Inc., 1990 WL 114222 (Del. Ch. Aug. 9, 1990).
     Apparently unpersuaded by these uncontrovertible facts, Liberation delivered its demand letter (the “Demand”) seeking certain books and records on October 31, 2005. The Demand ignores the well-settled law that the scope of a Section 220 inspection must be limited to those records that are “essential and sufficient” to a stockholder’s purpose and that the scope of production under Section 220 should be “circumscribed with rifled precision.” Security First Corp. v. U.S. Die Casting and Development Co., 687 A.2d 563, 569-70 (Del. 1997). Rather, the Demand seeks “all written or electronic documents or other records” related to eight broad categories, as well as stocklist materials. The Demand is essentially the document request that would be served in an action challenging the rights plan. The law is clear, however, that Section 220 does not “open the door to the wide ranging discovery that would be available in support of litigation.” Saito v. McKesson HBOC, Inc., 806 A.2d 113 (Del. 2002).

The Honorable William B. Chandler, III
November 14, 2005

     Bally responded to the Demand by letter dated November 4, 2005 — the fourth business day following receipt of the Demand. Remarkably, Liberation’s court filings do not attach this letter as an exhibit or even acknowledge the fact that it was sent. Accordingly, a copy is attached hereto as Exhibit B. In the letter, Bally agreed that it would permit Liberation to inspect certain of the requested materials, subject to the entry of an appropriate confidentiality agreement.
     Specifically, Bally offered and is still willing to permit the inspection of board and board committee minutes and any materials presented to the board and any board committee related to (i) the rights plan and (ii) the independence of the directors who adopted the rights plan. Since the Demand claims to be geared toward investigation of those two topics, such an inspection strikes an appropriate balance between Liberation’s purported desire for information and the permissible scope of a Section 220 demand.
     Bally is not willing, however, to provide information regarding any directors who resigned before the adoption of the rights plan. Such information is completely irrelevant to the investigation of the rights plan that Liberation purports to want to conduct. Indeed, it is nothing more than an impermissible “fishing expedition.” See Mattes v. Checkers Drive-In Restaurants, Inc., 2001 WL 337865, at *5 (Del. Ch. Mar. 28, 2001). Bally is also not willing to permit the inspection of the requested stocklist materials at this time. Liberation concedes that it is simply “weighing running a proxy contest.” Unless and until Liberation announces an intention to run a proxy contest, it is not entitled to stocklist materials. See Green v. Bancroft Convertible Fund, Inc., 1989 WL 155762, at *1 (Del. Ch. Dec. 22, 1989); Shamrock Associates v. Dorsey Corp., 1984 WL 8237, at *2-3 (Del. Ch. July 24, 1984).
Argument
     Expedited proceedings are the exception, not the rule. This Court “does not set matters for an expedited hearing or permit expedited discovery unless there is a showing of good cause why that is necessary.” Greenfield v. Caporella, 1986 WL 13977, at *2 (Del. Ch. Dec. 3, 1986) . To obtain an expedited schedule and hearing, the moving party must show both (i) “a sufficiently colorable claim” and (ii) “a sufficient possibility of a threatened irreparable injury” to justify “the extra (and sometimes substantial) costs of an expedited ... proceeding.” Giammargo v. Snapple Beverage Co., 1994 WL 672698, at *2 (Del. Ch. Nov. 15, 1994). When a plaintiff fails to meet either or both of these elements, the Court’s “responsibility to all parties and to the public’s interest in efficient justice requires ... that [the Court] decline to impose the costs associated with such a proceeding.” Giammargo, 1994 WL 405737, at *2. Liberation’s motion should be denied for at least two reasons.

The Honorable William B. Chandler, III
November 14, 2005

     First, a motion to expedite is inappropriate in a Section 220 action which, by statute, is already a summary proceeding. See Brown v. Rite-Aid Corporation, 2004 WL 723153 (Del. Ch. Mar. 29, 2004). As the Court stated, “[o]nly when unique circumstances are present ... will I entertain a request to ‘expedite’ a proceeding that is already summary in nature.” Id. at *1. No such unique circumstances are present here.
     Second, plaintiffs’ motion should be denied because any purported emergency is of their own making. Where, as here, the moving party is guilty of laches, this Court has declined to schedule expedited proceedings. See, e.g., In re General Motors (Hughes) Shareholders Litig., C.A. No. 20269, slip op. at 4 (Del. Ch. Oct. 2, 2003); Mark Productions, Ltd. v. Stuffit of Long Island, 2002 WL 244861, at *1 (Del. Ch. Feb. 4, 2002); Wand Equity Portfolio II L.P. v. AMFM Internet Holding Inc., 2001 WL 167720, at *2 (Del. Ch. Feb. 7, 2001); Waterside Partners v. C. Brewer & Co., 1999 WL 135245, at *1 (Del. Ch. Mar. 3, 1999); Union Pacific Corp. v. Santa Fe Pacific Corp., 1995 WL 54428, at *3-4 (Del. Ch. Jan. 30, 1995); In re Blockbuster Entm’t Corp. S’holders’ Litig., 1994 WL 89011 at *1 (Del. Ch. Mar. l, 1994). As the Court recently stated:
Critical to this inquiry is whether a true exigency exists that is not caused by a lack of diligence of the plaintiff. If a plaintiff unreasonably delays in bringing an application for expedited proceedings, there is not a sufficient possibility of threatened irreparable injury to justify imposing the extra, substantial costs of such a proceeding.
General Motors, slip op. at 3.
     In its motion for expedited proceedings, Liberation states:
     As set forth in the complaint, there is an ongoing proxy contest at Bally. The stockholders meeting (which was scheduled by stipulation after Liberation Investments filed a § 211 action in this Court) is set for January 26, 2006. Under the Company’s by-laws all nominations and other proposals to be voted on at the stockholder meeting must be made sixty days before then.
(Motion ¶ 3). Liberation has known that there has been an ongoing proxy contest since Pardus Capital Management, L.P. announced its intention to solicit proxies for a slate of directors on October 17, 2005 (over three weeks ago). Liberation has known that the annual meeting would be on January 26, 2006 since October 6, 2005 (five weeks ago). Indeed, the annual meeting was scheduled in connection with the settlement of the Section 211 action that Liberation initiated. Liberation had a central role in (i) the creation of the rights plan policy which permitted the independent directors to adopt a rights plan and (ii) the scheduling of the annual meeting for January 26, 2006. It should

The Honorable William B. Chandler, III
November 14, 2005

not now be heard to complain that it is being adversely impacted by events which it caused.
     Moreover, Bally announced adoption of the rights plan on October 18, 2005. The rights plan itself was publicly filed on the same day. Liberation did not initiate this lawsuit, however, until November 10, 2005 — over three weeks later. Having waited three weeks, Liberation now requests a trial in one week. Given the amount of time it waited to file this action, such a request is absurd.2
     Liberation argues that it “needs to be able to conduct its § 220 investigation and, if appropriate, seek relief from the Management Protection Provision long before January 26th if its rights are to have meaning.” (Motion ¶ 7). Bally questions whether this is truly Liberation’s intent, however. Even assuming that the Court gives Liberation a trial in this action this week (which it should not), the Court rules from the bench and Liberation wins (which it should not), Liberation will not receive any documents until the week of November 21, at the earliest. By that time, over one month will have elapsed since the adoption of the rights plan. If Liberation files an action challenging the rights plan, Bally will likely argue again that Liberation waited too long for expedited proceedings in that action. Even if Bally is unsuccessful in its attempt to oppose expedited proceedings, the action would not likely be resolved for several weeks, excluding appeals. Under Liberation’s best case scenario, a final decision would not likely be rendered until well into December, if not January. Common sense dictates that Liberation has other motives, such as diverting and distracting Bally management in an effort to pressure management into acceding to Liberation’s frequent demands. Otherwise, it would be behaving much differently.
     Bally is not opposed to conducting a trial in this matter. However, a trial should be conducted so that Bally has time to conduct discovery of Liberation and the parties have the opportunity to present their positions to the Court in an orderly fashion. At least thirty days — as opposed to seven — is a more appropriate time period.
Director Independence
     Although not germane to the motion to expedite, Bally feels compelled to respond to one issue addressed in Liberation’s complaint. Liberation makes much of the fact that

[2]	Bally acknowledges that during those three weeks, counsel for the parties engaged in discussions regarding the rights plan and the Demand. Notwithstanding the parties’ efforts to resolve these matters, Liberation cannot now ask Bally and the Court to scramble to conduct a trial in one week. As this Court has stated, “plaintiffs must bear whatever procedural disadvantages flow from an emergency they themselves created.” See Hecco Ventures v. Sea-Land Corporation, 1986 WL 5840, at *5 (Del. Ch. May 19, 1986).

The Honorable William B. Chandler, III
November 14, 2005

     Bally director Barry Deutsch and Bally chief executive officer and director Paul Toback are long-time friends. (Comp. ¶¶ 12-14).3 Liberation implies that the other Bally directors are unaware of this fact. (Comp. ¶ 13). To put this issue to rest, a copy of the minutes of the May 4, 2004 meeting of the Bally board of directors is attached hereto as Exhibit C. The minutes demonstrate that Bally’s directors were not only aware of the friendship between Messrs. Toback and Deutsch, but specifically discussed it before they appointed Mr. Deutsch to the board. Indeed, it was former independent director Stephen Swid — who was appointed as a director in connection with the settlement of a threatened proxy fight in 2003 and whose resignation Liberation laments (see Comp. ¶ 10) — who stated at the meeting that he “was confident that such relationship would not impact [Mr. Deutsch’s] decision-making responsibilities as a member of the Board.” If Liberation had taken Bally up on its offer to produce board minutes, it would have known these facts.
Conclusion
     We look forward to discussing these issues with the Court and plaintiffs’ counsel. If Your Honor has any questions regarding this matter, counsel are available at the Court’s convenience.

Respectfully,
/s/ Raymond J. DiCamillo
Raymond J. DiCamillo (#3188)

RJD:dlr
Enclosure
cc:      Stephen E. Jenkins, Esquire

[3]	Indeed, this issue appears to have risen to the level of an obsession for Liberation. In connection with the discussions related to the Demand, Liberation’s counsel provided Bally’s counsel with a document which Liberation prepared containing the high school yearbook pictures of Messrs. Toback and Deutsch with their activities listed beneath the pictures. Unbelievably, Liberation attached a slightly modified version of this document as an exhibit to its complaint. Bally cannot understand how the pictures (as opposed to the alleged facts) are at all relevant to the Court’s analysis, unless providing the document to the Court is a method of publicly disseminating the document without complying with the federal proxy solicitation rules.